                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number:    001-15727
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                                  PAYMAP INC.
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            (Exact name of registrant as specified in its charter)

 3 Embarcadero Center, Suite 500, San Francisco, California 94111 (415)743-1300
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
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           (Title of each class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]            Rule 12h 3(b)(1)(i)      [X]
        Rule 12g4-(a)(1)(ii)    [_]            Rule 12h 3(b)(1)(ii)     [_]
        Rule 12g4-(a)(2)(i)     [_]            Rule 12h 3(b)(2)(i)      [_]
        Rule 12g4-(a)(2)(i)     [_]            Rule 12h 3(b)(2)(ii)     [_]
                                               Rule 15d-6               [_]

Approximate number of holders of record as of the certification         35
or notice date:
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Pursuant to the requirements of the Securities Exchange Act of 1934, Paymap Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 29, 2001
                                        By:  /s/ Marty Hughes
                                             --------------------------
                                             Marty Hughes
                                             President